Exhibit 99.1

ZAGG Announces Debt Refinancing with Wells Fargo

December 12, 2012

SALT LAKE CITY--(BUSINESS WIRE)--ZAGG Inc (NASDAQ: ZAGG), a leading mobile device accessories company, today announced it has entered into an $84 million credit facility with Wells Fargo Bank, consisting of a $24 million 2 year term note and a $60 million revolving line of credit. With these new loans in place ZAGG has retired all existing loans to the Company, including the aggregate $45.97 million balance under a term loan with Cerberus Business Finance, LLC and a revolving credit facility with PNC Bank National Association.

"The refinancing of our debt with Wells Fargo represents a significant achievement for ZAGG," said Brandon O’Brien, ZAGG’s CFO. "Our average cost of funds has been reduced by more than 5 percentage points which will reduce our interest expense by over $2,000,000 per year. With the commercial credit agreement we were able to put in place with Wells Fargo, we have adequate working capital to execute on our operating plan.”

About ZAGG Inc:
ZAGG Inc (NASDAQ: ZAGG) is a leading mobile device accessories and technology company with products that protect, personalize and enhance a consumer's mobile experience. ZAGG differentiates itself as the preferred brand by offering creative product solutions through targeted global distribution channels, with the broadest product offering in its sector. With a brand portfolio that includes ZAGG® and iFrogz™, the company manufactures and markets a complete line of products to improve the functionality of portable gadgets, including keyboards, cases, audio and protective films, through direct, retail, specialty and international channels. More information about the company and its brands is at www.ZAGG.com.

About Wells Fargo

Wells Fargo & Company (NYSE: WFC) is a nationwide, diversified, community-based financial services company with $1.4 trillion in assets. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, insurance, investments, mortgage, and consumer and commercial finance through more than 9,000 stores, 12,000 ATMs, the Internet (wellsfargo.com), and has offices in more than 35 countries to support the bank’s customers who conduct business in the global economy. With approximately 265,000 full-time equivalent team members, Wells Fargo serves one in three households in the United States. Wells Fargo & Company was ranked No. 26 on Fortune’s 2012 rankings of America’s largest corporations. Wells Fargo’s vision is to satisfy all our customers’ financial needs and help them succeed financially.

Safe Harbor Statement

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, and other risks identified in filings made by the company with the Securities and Exchange Commission. We disclaim any obligation to update any forward looking statement contained in this release.

Investor Relations:

Genesis Select Corp.
Kim Rogers-Carrete, 303-415-0200
krogersc@genesisselect.com

or

Media:
Lane PR
Jane Taber, 503-546-7888
jane@lanepr.com

or

Company:
ZAGG Inc
Nathan Nelson, 801-263-0699 ext. 107
nnelson@zagg.com
Source: ZAGG Inc